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                                  SCHEDULE 14A

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ]     CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
           14A-6(e)(2))
[ ]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[X]     Soliciting Material Pursuant to Section 240.14a-12

                                    ICO, INC.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        (1)      Title of each class of securities to which transaction applies:
        (2)      Aggregate number of securities to which transaction applies:
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        (4)      Proposed maximum aggregate value of transaction:
        (5)      Total fee paid.
[ ]     Fee paid previously with preliminary materials.
[ ]     Check box if any part of the fee is offset as provided by Exchange
        Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1)      Amount Previously Paid:
        (2)      Form, Schedule or Registration Statement No.:
        (3)      Filing Party:
        (4)      Date Filed:



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         THE COMPANY STRONGLY ADVISES ALL ICO, INC. ("ICO") SHAREHOLDERS TO READ
ICO'S PROXY STATEMENT, WHICH WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). ICO'S PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD CONSIDER BEFORE MAKING ANY DECISION ABOUT THE PROPOSALS TO BE VOTED ON AT ICO'S ANNUAL MEETING. When completed, ICO's proxy statement will be mailed to all ICO shareholders and will be available at no charge at the SEC's Web site at http://www.sec.gov or from ICO by contacting Jon C. Biro at 281-721-4125.

INFORMATION REGARDING DIRECTORS, NOMINEES FOR DIRECTOR AND CERTAIN EXECUTIVE OFFICERS WHO MAY BE DEEMED TO BE PARTICIPANTS BECAUSE THEY MAY SOLICIT PROXIES

         ICO and certain other persons named below may be deemed to be participants in the solicitation of proxies under the rules of the SEC. Participants may include (1) the current directors and nominee for director of
ICO: Dr. Asher O. Pacholder, John F. Williamson, Walter L. Leib, James E. Gibson, William E. Cornelius, Robin E. Pacholder (who is a director but will not be standing for reelection), George S. Sirusas, William J. Morgan, Sylvia A. Pacholder, William E. Willoughby and Dr. Howard P. Tuckman (who is a nominee but not a current director) and (2) the executive officers of ICO who are not directors: Isaac H. Joseph (President - ICO Worldwide, Inc.), Jon C. Biro (Senior Vice President, Chief Accounting Officer and Treasurer), and David M. Gerst (Senior Vice President and General Counsel).

INFORMATION REGARDING OWNERSHIP OF ICO'S COMMON STOCK BY PARTICIPANTS

         The following table sets forth, as of December 29, 2000, the shares of ICO Common Stock, without par value ("Common Stock") beneficially owned by each director and nominee for director of ICO and each current executive officer of ICO who is not a director. Except as otherwise set forth, such persons have sole voting power and sole dispositive power with respect to the shares beneficially owned by them. Beneficial ownership with respect to shares held in ICO's 401(k) plans are attributed to that participant. The 401(k) plans have previously provided for voting of such shares at the direction of ICO; however, these plans are being amended to provide for voting of such shares at the direction of the plan participants.


                                                                             NUMBER OF SHARES
NAME                                                                       BENEFICIALLY OWNED

Directors and Nominee for Director
----------------------------------------
William E. Cornelius                                                           34,000  (1)
Robin E. Pacholder                                                             86,336  (2)(3)
George S. Sirusas                                                              47,959  (4)
William J. Morgan                                                             884,270  (2)(5)(6)
Sylvia A. Pacholder                                                         4,295,497  (2)(6)(7)
William E. Willoughby                                                       1,689,929  (2)(8)
Dr. Asher O. Pacholder                                                      4,385,761  (2)(6)(9)
John F. Williamson                                                             37,631  (10)
Walter L. Leib                                                                898,212  (11)
James E. Gibson                                                                28,000  (12)
Dr. Howard P. Tuckman                                                               0
Executive Officers Who Are Not Directors
----------------------------------------
Isaac H. Joseph                                                                53,332  (13)
Jon C. Biro                                                                    65,844  (14)
David M. Gerst                                                                 53,350  (15)

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(1)      Share amounts consist of 1,000 shares of Common Stock and 33,000 shares of Common Stock that are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors.

(2) This director or officer is a party to the Wedco Shareholders Agreement described below in the section entitled "Shareholders Agreements." Except as set forth in the notes below, share amounts do not include, for purposes of clarity, the shares of Common Stock beneficially owned by other parties to the Wedco Shareholders Agreement because multiple parties listed in the table are party to the agreement and could be deemed to have beneficial ownership of the same shares. To the extent the parties to the Wedco Shareholders Agreement constitute a group, such group and its members could be deemed to be the beneficial owner of 4,666,805 shares of Common Stock or approximately 20.0% of the shares of ICO Common Stock of deemed outstanding (of which 4,078,643 shares of these beneficially owned shares of Common Stock were outstanding as of December 29, 2000).

(3) Share amounts include 14,700 shares of Common Stock, 1,644 shares of Common Stock that may be acquired upon conversion of Convertible Exchangeable Preferred Stock, 50,000 shares of Common Stock that are issuable upon exercise of stock options granted under ICO's various employee stock option plans, 11,000 shares of Common Stock issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors, and 8,992 shares of Common Stock held in ICO's 401(k) plans.

(4) Share amounts include 18,219 shares of Common Stock, 2,740 shares of Common Stock that may be acquired upon conversion of Convertible Exchangeable Preferred Stock and 27,000 shares of Common Stock that are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors. Common Stock holdings for Mr. Sirusas include 2,379 shares held by his wife.

(5) Share amounts include 44,000 shares of Common Stock, 33,000 shares of Common Stock that are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors.

(6) Share amounts include 180,000 shares of Common Stock and 63,051 shares of Common Stock that may be acquired upon conversion of Convertible Exchangeable Preferred Stock held by a limited partnership, of which Dr. Asher O. Pacholder and William J. Morgan are beneficial owners of the general partner. Pursuant to certain Investment Advisory Agreements, Pacholder Associates, Inc. has sole voting and investment power over such securities. Dr. Asher O. Pacholder, Sylvia A. Pacholder and William J. Morgan are majority owners of Pacholder Associates, Inc. Share amounts also include 415,461 shares of Common Stock, 102,879 shares of Common Stock that may be acquired through the exercise of warrants and 45,879 shares of Common Stock that may be acquired upon conversion of Convertible Exchangeable Preferred Stock owned by Pacholder Associates, Inc.

(7) Share amounts include 31,400 shares of Common Stock, 125,000 shares of Common Stock that are issuable upon exercise of stock options granted under ICO's various employee stock option plans, 2,000 shares of Common Stock issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors, 4,291 shares of Common Stock held in ICO's 401(k) plan and (i) 374,873 shares of Common Stock issued in connection with acquisitions by ICO over which Sylvia A. Pacholder and Dr. Asher O. Pacholder share voting power and (ii) 2,950,663 shares of Common Stock of ICO subject to the Wedco Shareholders Agreement over which Sylvia A. Pacholder and Dr. Asher O. Pacholder have the power to vote on certain matters, each as described below in the section entitled "Shareholders Agreements." Sylvia A. Pacholder disclaims beneficial ownership of the 2,950,663 shares related to the Wedco Shareholders Agreement and the 374,873 shares related to the acquisitions.

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(8)      Share amounts include 1,662,929 shares of Common Stock, 27,000 shares of Common Stock that are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors. Common Stock owned by Mr. Willoughby includes 149,139 shares owned jointly with his wife and 395,665 shares owned by his wife.

(9) Share amounts include 118,200 shares of Common Stock, 125,000 shares of Common Stock that are issuable upon exercise of stock options granted under ICO's various employee stock option plans, 6,000 shares of Common Stock issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors, 3,755 shares of Common Stock held in ICO's 401(k) plan and (i) 374,873 shares of Common Stock issued in connection with acquisitions by ICO over which Sylvia A. Pacholder and Dr. Asher O. Pacholder share voting power and (ii) 2,950,663 shares of Common Stock of ICO subject to the Wedco Shareholders Agreement over which Sylvia A. Pacholder and Dr. Asher O. Pacholder have the power to vote on certain matters, each as described below in the section entitled "Shareholders Agreements." Dr. Asher O. Pacholder disclaims beneficial ownership of the 2,950,663 shares related to the Wedco Shareholders Agreement and the 374,873 shares related to the acquisitions.

(10) Share amounts include 8,631 shares of Common Stock and 29,000 shares of Common Stock that are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors. Common Stock holdings for Mr. Williamson includes 437 shares owned by his wife.

(11) Share amounts include 55,021 shares of Common Stock, 4,384 shares of Common Stock that may be acquired upon conversion of Convertible Exchangeable Preferred Stock, 27,000 shares of Common Stock that are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors and 811,807 shares of Common Stock of ICO subject to the Wedco Shareholders Agreement over which Mr. Leib has the power to vote on certain matters as described below in the section entitled "Shareholders Agreements."

(12) Share amounts include 1,000 shares of Common Stock owned jointly by Mr. Gibson and his wife, and 27,000 shares of Common Stock that are issuable upon exercise of stock options granted under the 1993 Stock Option Plan for Non-Employee Directors.

(13) Share amounts include 50,000 shares of Common Stock that are issuable upon exercise of stock options granted under ICO's various employee stock option plans and 3,332 shares of Common Stock held in ICO's 401(k) plan.

(14) Share amounts include 12,000 shares of Common Stock owned jointly by Mr. Biro and his wife, 50,000 shares of Common Stock that are issuable upon exercise of stock options granted under ICO's various employee stock option plans and 3,844 shares of Common Stock held in ICO's 401(k) plan.

(15) Share amounts include 50,000 shares of Common Stock that are issuable upon exercise of stock options granted under ICO's various employee stock option plans and 3,350 shares of Common Stock held in ICO's 401(k) plan.

DIRECTOR COMPENSATION

                  Each director who is not an employee of ICO receives an annual retainer of $20,000 ($15,000 prior to July 1, 2000), and a director's fee in the amount of $1,000 for each meeting of the Board or Committee of the Board actually attended and reimbursement of actual expenses incurred. The Chairmen of the Audit, Compensation and Nominating Committees also receive an annual stipend of $5,000 ($2,000 prior to November 29, 2000). In addition, each director who is not an employee is a participant in the Second Amended and Restated 1993 Non-Employee Director Stock Option Plan. Under the current terms of the plan, each non-employee

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director is granted options to purchase 5,000 shares of Common Stock upon appointment to the Board of Directors and options to purchase 5,000 shares of Common Stock on the first business day after the date of each subsequent annual meeting of shareholders. During fiscal 2000, options to purchase 5,000 shares at an exercise price of $1-13/16 per share were granted to each of Messrs. Morgan, Cornelius, Williamson, Leib, Willoughby, Sirusas and Gibson.

EMPLOYMENT AGREEMENTS

         ICO has employment agreements with Sylvia A. Pacholder, Dr. Asher O. Pacholder, Isaac H. Joseph, Robin E. Pacholder, Jon C. Biro and David M. Gerst. The base salary of each executive is reviewed at least annually and is increased from time to time to reflect, at a minimum, increases in the cost of living. The current base salaries are as follows: Sylvia A. Pacholder, $380,000; Dr. Asher
O. Pacholder, $340,000; Isaac H. Joseph, $235,000; Robin E. Pacholder, $210,000; Jon C. Biro, $210,000 and David M. Gerst, $210,000. Salary increases for each executive are to be consistent with the increases given to other key executives. Once increased, executive salaries cannot be reduced. Each executive may receive an annual cash bonus in such amount as is determined by the Board. Each executive is also eligible for other benefits offered by ICO.

         The employment agreements, as amended, for Sylvia A. Pacholder and Dr. Asher O. Pacholder provide for a term of employment through December 31, 2001, that is extended automatically from day to day until such time as the executive or ICO gives written notice that automatic extensions shall cease, in which event employment terminates on a date five years after such notice has been given. The employment agreements for Isaac H. Joseph, Robin E. Pacholder and Jon
C. Biro provide for a term of employment through September 3, 2000, that is extended automatically from day to day until such times as the executive or ICO gives written notice that automatic extensions shall cease, in which event employment terminates on a date two years after such notice has been given. The employment agreement for David M. Gerst provides for a term of employment through August 4, 2001, that is extended automatically from day to day until such times as the executive or ICO gives written notice that automatic extensions shall cease, in which event employment terminates on a date two years after such notice has been given.

         If an executive is terminated by ICO for cause, ICO shall pay the executive the full salary through the termination date. If the employment of the executive is terminated by ICO other than for cause or disability or by the executive for Good Reason (as defined below), the executive will be entitled to receive a lump sum equal to the sum of the following items: (1) the executive's annual base salary through the termination date; (2) the product of (x) the number of days worked in the year of termination divided by 365, and (y) the greater of half of the executive's annual base salary in the year of termination or the executive's highest annual bonus paid during the employment period; and
(3) five times (two times for Isaac H. Joseph, Robin E. Pacholder, Jon C. Biro and David M. Gerst) the sum of (x) the executive's annual base salary as of the termination date and (y) the greater of half of the executive's annual base salary in the year of termination or the executive's highest annual bonus paid during the employment period.

                  Good Reason means:

                  o the executive ceasing for any reason to be a named executive officer, other than by death, disability or termination by the executive of employment with ICO other than for Good Reason;

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                  o   the assignment to the executive of any duties inconsistent in any respect with the executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by the employment agreement, or any other action by ICO which results in a diminishment in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by ICO promptly after receipt of notice thereof given by the executive;

                  o any failure by ICO to comply with any of the provisions of the compensation section of the agreement, other than an insubstantial and inadvertent failure which is remedied by ICO promptly after receipt of notice thereof given by the executive;

                  o ICO's requiring the executive to be based at any office or location outside the greater Houston metropolitan area, except for travel reasonably required in the performance of the executive's responsibilities;

                  o any purported termination by ICO of the executive's employment otherwise than as permitted by the employment agreement, it being understood that any such purported termination shall not be effective for any purpose of the agreement;

                  o any failure by ICO to comply with and satisfy the section of the employment agreement requiring any parent company or successor, in the event of a change of control (as defined in the next paragraph), by an agreement acceptable in form and substance satisfactory to the executive, guarantee and cause the performance of the employment agreement; or

                  o if executive shall no longer be employed by ICO for any reason within two years after the occurrence of a change of control.

         A change of control is defined in the employment agreements to mean a change of control of ICO during the period of an executive's employment of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date of the employment agreement, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"). A change of control shall be deemed to have occurred if, without limitation:

                  o ICO shall not be the surviving entity in any merger, consolidation or other transaction (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of ICO) or the shareholders of ICO prior to any such merger, consolidation or other transaction do not continue to own at least 60% of the surviving entity;

                  o ICO sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of ICO);

                  o   ICO is materially or completely liquidated;

                  o a third person, including a "group" as such term is used in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner, directly or indirectly, of

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                      (a) 50% or more of the combined voting power of ICO's
                      outstanding voting securities ordinarily having the right to vote for the election of directors of ICO or (b) 20% or more of the combined voting power of ICO's outstanding voting securities ordinarily having the right to vote for the election of directors of ICO if such acquisition of 20% of securities is not approved by the Board of Directors then in office immediately prior to the acquisition;

                  o any person (other than ICO) purchases any voting securities of ICO in a tender or exchange offer with the intent, express or implied, of purchasing or otherwise acquiring voting control of ICO; or

                  o during any consecutive two-year period, individuals who constituted the Board of Directors of ICO (together with any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of ICO was approved by a vote of at least three-quarters of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

         If it is determined that any payment made under the employment agreement, or another plan or agreement of ICO, in the event of a change of control, would be considered a payment as defined in Section 280G of the Internal Revenue Code and is subject to excise tax under Section 4999 of the Internal Revenue Code, then the executive would be entitled to an additional "gross-up payment" that will place the executive in the same after-tax economic position as if such payment had not been considered an excess parachute payment.

SHAREHOLDER AGREEMENTS

         Dr. Asher O. Pacholder, Sylvia A. Pacholder, Robin E. Pacholder, William J. Morgan and Pacholder Associates, Inc. (these shareholders are collectively the "ICO Shareholders"), and William E. Willoughby, Peggy S. Willoughby, William C. Willoughby (individually and as custodian for William B. Willoughby), Regina S. Willoughby (individually and as custodian for William B. Willoughby), Fred R. Feder, Theo J.M.L. Verhoeff and Catherine Willoughby Stevens (these shareholders are collectively the "Wedco Shareholders") (the ICO Shareholders and the Wedco Shareholders are collectively the "Shareholders") and ICO are parties to a shareholders agreement (the "Wedco Shareholders Agreement") covering, in the aggregate, 4,078,643 outstanding shares of ICO's Common Stock (as of December 29, 2000). Pursuant to the agreement, the Shareholders agree to take all actions necessary or appropriate to cause the election of William E. Willoughby, Walter L. Leib and George S. Sirusas (the "Initial Wedco Directors") to the Board of Directors of ICO and to cause their re-election to the Board of Directors of ICO until the earlier of: (1) the time the Wedco Shareholders, taken as a whole, beneficially own less than 1,500,000 shares of Common Stock or
(2) there is a change in control (as defined below) of ICO (the "Termination Date").

         Also under the Wedco Shareholders Agreement, all the ICO Shareholders have granted irrevocable proxies coupled with an interest to Mr. Leib to vote their shares of Common Stock in favor of the slate of nominees for ICO's Board of Directors selected by the then incumbent members of the Board of Directors of ICO (the "Nominated Slate") effective until the Termination Date. The Wedco Shareholders have granted irrevocable proxies coupled with an interest to Sylvia
A. Pacholder and Dr. Asher O. Pacholder to vote their shares of Common Stock

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of ICO also in favor of the Nominated Slate. The Wedco Shareholders' proxies are effective while any Wedco Shareholder owns any Common Stock of ICO or until a change of control (as defined in the next paragraph).

         A change of control occurs under the Wedco Shareholders Agreement when
(1) any person or group becomes the beneficial owner of shares of stock or other securities of ICO either (a) constituting in excess of 50% of the shares of voting stock of ICO or (b) entitling such person or group, either immediately or with the passage of time or the occurrence of a stated event, to exercise a majority of the voting power in the election of the directors, (2) a majority of the Board of Directors of ICO ceases to be composed of the nominees of the Shareholders (the "Continuing Directors") or of persons nominated by and elected to the Board of Directors with the consent or approval of a majority of the Continuing Directors or (3) a sale, transfer, conveyance, assignment or other disposition of all or substantially all of ICO's assets, whether in liquidation, dissolution or otherwise.

         In addition, if any one of Messrs. Willoughby, Leib or Sirusas shall cease to serve as a director of ICO at any time prior to the Termination Date, the Shareholders are required to take all actions necessary and appropriate to ensure that the vacancy created shall be filled by a person nominated by the remaining Initial Wedco Directors or, if there are no remaining Initial Wedco Directors, by the Wedco Shareholders acting by a majority in interest, subject to the consent of a majority of the full Board of Directors of ICO.

         The Wedco Shareholders Agreement also provides that if one or more of the Shareholders desire to sell 500,000 or more shares of Common Stock in a single or series of related transactions (other than in connection with an underwritten public offering that would not result in a transfer or transfers of 500,000 or more shares of Common Stock to any person or group of persons) such proposed sale shall not be effective unless the proposed transferee agrees to be bound as the successor to the transferor under the agreement. The Wedco Shareholders Agreement is filed as Exhibit 10.9 to ICO's Form S-4 dated March 15, 1996.

         In connection with several acquisitions by ICO in which the sellers received shares of the Common Stock of ICO, such sellers granted certain rights to vote those shares to members of ICO's management.

         Pursuant to ICO's acquisition of Frontier Inspection Services, Inc. in April 1994, each recipient of shares of the Common Stock of ICO granted an irrevocable proxy appointing the Chairman of the Board and the President of ICO, or either of them, to vote all shares of ICO the recipient received in connection with the acquisition. The proxy expires upon the earliest of: termination of employment of the recipient, transfer of the shares to a person not affiliated with or an immediate family member or ten years. One of the recipients, Jack C. Cave, currently owns 78,000 shares of the Common Stock of ICO and is an employee of ICO.

         Pursuant to ICO's acquisition of R. J. Dixon, Inc. in June 1995, Raymond J. Dixon, Jr. granted an irrevocable proxy appointing the Chairman of the Board and the President of ICO, or either of them, to vote all shares of ICO he received in connection with the acquisition. The proxy expires upon the earliest of: termination of employment of Mr. Dixon, transfer of the shares to a person not affiliated with or an immediate family member or ten years. Mr. Dixon is an employee of ICO and currently holds 94,884 shares of the Common Stock of ICO that he received in the acquisition.

         Pursuant to ICO's acquisition of Polymer Service of Indiana, Inc. in July 1996, each recipient of shares of the Common Stock of ICO granted an irrevocable proxy appointing the Chairman of the Board and the President of ICO, or either of them, to vote all shares of ICO that the recipient is entitled to vote. The proxy expires upon the earliest of: transfer of the shares to a non-affiliated person or entity or ten years. One of the recipients, Joe Moore, currently owns 23,942 shares of the Common Stock of ICO.

         Pursuant to ICO's acquisition of Bayshore Industrial, Inc. in December 1996, each recipient of shares of the Common Stock of ICO granted an irrevocable proxy appointing the Chairman of the Board and the President of ICO, or either of them, to vote all shares of ICO the recipient is entitled to vote. The proxy expires upon the earliest of (1) transfer of the shares to a non-affiliated person or entity, (2) termination of employment of the recipient, (3) if either one or both of Dr. Asher O. Pacholder and Sylvia A. Pacholder cease to serve as Chairman of the Board and President and Chief Executive Officer, respectively of ICO, or (4) ten years. Three of the recipients, Eddie Johnson, Max Kloesel and Carol C. Munn, currently own shares of the Common Stock of ICO and are employees of ICO. They hold 60,283, 116,361 and 1,403 shares of the Common Stock of ICO, respectively.

CERTAIN CHANGE OF CONTROL MATTERS

         10-3/8% Senior Notes Due 2007

         Pacholder Associates, Inc., ("PAI") which is majority-owned by Dr. Asher O. Pacholder, Sylvia A. Pacholder and William J. Morgan, may be deemed to beneficially own the following 10-3/8% Senior Notes due 2007 of ICO (the "Senior Notes"):

                  o $1,725,000 in face value owned by Pacholder High Yield Fund, Inc. for which PAI may be deemed to possess dispositive authority; and

                  o $2,275,000 in face value owned by three PAI clients for which PAI may be deemed to possess dispositive authority.

         The indenture pursuant to which ICO's Senior Notes were issued contains a number of covenants, including a change of control provision that requires ICO to repurchase all of the Senior Notes at a repurchase price in cash equal to 101% of the principal amount of the Senior Notes upon the occurrence of a change of control. A change of control is defined under the indenture as:

                  o the sale, lease or other disposition of all or substantially all of the assets of ICO and its restricted subsidiaries;

                  o   the adoption of a plan relating to the liquidation or
                       dissolution of ICO;

                  o any person or group becoming the beneficial owner of more than 50% of the total voting power of the voting stock of ICO; or

                  o a majority of the members of the Board of Directors no longer being continuing directors.

         The indenture defines continuing directors as the members of the Board of Directors on the date of the indenture and members that were nominated for election or elected to

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the Board of Directors with the affirmative vote of a majority of the continuing directors who were members of the Board at the time of such nomination or election. The indenture also restricts certain mergers, consolidations or dispositions of all or substantially all of ICO's assets.

         $6.75 Convertible Exchangeable Preferred Stock

         Pursuant to the Statement of Designation ("Statement of Designation") Establishing $6.75 Convertible Preferred Exchangeable Stock (the "Preferred Stock"), holders of Preferred Stock are entitled to special conversion rights upon a change of control or a Fundamental Change (both of which are defined below).

         Upon a change of control, a holder of Preferred Stock is entitled to convert all, but not less than all, of the holder's Preferred Stock into Common Stock of ICO at the special conversion price, which is defined as the greater of $5.17 and market value (as defined in the Statement of Definition). ICO may, at its option, provide cash equal to the market value of the Common Stock multiplied by the number of shares of Common Stock into which such shares of Preferred Stock would have been convertible prior to the change of control in lieu of providing Common Stock.

         A change of control is deemed to have occurred under the Statement of Designation in the event that any person or group of persons (within the meaning of Section 13(d) of the Exchange Act) acquires beneficial ownership (as defined in the Exchange Act) of 50% of the Common Stock of ICO. A change of control will not be deemed to have occurred with respect to any transaction that constitutes a Fundamental Change.

         Upon the occurrence of a Fundamental Change, each holder of Preferred Stock is entitled to convert all, but not less than all, of the holder's Preferred Stock into the kind and amount of cash, securities, property or other assets receivable upon such Fundamental Change by a holder of the number of shares of Common Stock into which such shares of Preferred Stock would have been convertible immediately prior to such Fundamental Change at the special conversion price. ICO or a successor corporation, as the case may be, may, at its option, provide cash equal to the market value of the Common Stock multiplied by the number of shares of Common Stock into which such shares of Preferred Stock would have been convertible prior to the change of control in lieu of providing the consideration required above. Unless converted, Preferred Stock which becomes convertible pursuant to a Fundamental Change will remain convertible into the kind and amount of cash, securities, property or other assets that a holder of the Preferred Stock would have owned immediately after the Fundamental Change if the holders had converted the Preferred Stock immediately before the effective date of the Fundamental Change.

                  A Fundamental Change means:

                  o the occurrence of any transaction or event in connection with which all or substantially all of the Common Stock of ICO is exchanged for, converted into or acquired for cash, securities, or other property (whether by means of an exchange offer, liquidation, tender offer, merger or otherwise); or

                  o the conveyance, sale, lease, assignment, transfer or other disposal of all or substantially all of ICO's property, business or assets.

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A Fundamental Change will not be deemed to have occurred with respect to either of the following transactions or events:

                  o any transaction or event in which more than 50% of the consideration received by holders of Common Stock consists of Marketable Stock (as defined below), or

                  o any consolidation or merger of ICO in which the holders of Common Stock of ICO immediately prior to such transaction own, directly or indirectly,

                         - 50% or more of the common stock of the sole surviving corporation (or of the ultimate parent of such sole surviving corporation) outstanding at the time immediately after such consolidation or merger, or

                         - securities representing 50% or more of the combined voting power of the surviving corporation's voting stock (or of voting stock of the ultimate parent of such surviving corporation) outstanding at such time.

All or substantially all means 66-2/3% or more of the aggregate outstanding amount.

         Marketable Stock means common stock of any corporation that is the successor to all or substantially all of the business or assets of ICO as a result of a Fundamental Change (or of the ultimate parent of such successor), which is listed or quoted on a national securities exchange, the NASDAQ NMS or any similar system of automated dissemination of quotations or securities prices in the United States.

CERTAIN TRANSACTIONS

         In connection with the April 30, 1996 merger of Wedco Technology, Inc. ("Wedco") into a wholly-owned subsidiary of ICO, Wedco and William E. Willoughby entered into a ten-year non-compete agreement and a five-year consulting agreement. As consideration, Mr. Willoughby will receive $300,000 payable in 60 equal monthly installments for the non-compete agreement and $240,000 per year, payable monthly, for consulting services. Mr. Willoughby and Wedco are also parties to a salary continuation agreement which provides that Mr. Willoughby's spouse will be paid a survivorship benefit of $150,000 for five years if Mr. Willoughby predeceases his spouse at a time when he is serving as a consultant to Wedco or ICO, provided, however, such payment shall terminate upon the earlier to occur of the death of his spouse or April 30, 2001.

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